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                                   EXHIBIT B

                               PURCHASE AGREEMENT

     This PURCHASE AGREEMENT made this 19th day of November, 2001, between IPC HOLDINGS, LTD., a company incorporated under the laws of the Islands of Bermuda (the "Company") of the one part, and AMERICAN INTERNATIONAL GROUP, INC., a company incorporated under the laws of the State of Delaware in the United States of America ("AIG") of the second part.

                                  WITNESSETH:

     WHEREAS, AIG currently owns 6,100,000 shares of the Company's Common Shares, par value $0.01 per share (the "Common Shares"), which represent 24.336% of the 25,065,572 outstanding Common Shares of the Company;

     WHEREAS, in connection with its initial investment in the Company in June 1993, the Company granted AIG an option to purchase additional Common Shares on the terms and conditions specified in the Option Agreement, dated June 29, 1993, between the Company and AIG (the "Original Option Agreement");

     WHEREAS, in connection with the Company's initial public offering in March 1996, the Company and AIG entered into an Amended and Restated Option Agreement (the "Amended Option Agreement"), which amended the Original Option Agreement by giving effect to the recapitalization of the Company that occurred immediately prior to the initial public offering and which granted to AIG the right to purchase 2,775,000 additional Common Shares of the Company on the terms and conditions therein specified;

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     WHEREAS, the Company has informed AIG that it intends to make a proposed public offering (the "Proposed Offering") of 15,200,000 of its Common Shares (the "Firm Public Offering Shares") in a firm commitment underwriting co-led by Morgan Stanley & Co. Incorporated and Goldman Sachs & Co., which offering is expected to close in December 2001, plus up to an additional 2,280,000 shares (the "Optional Public Offering Shares") if the underwriters exercise in full their over-allotment option provided in the underwriting agreement (the "Over-Allotment Option") relating to the Proposed Offering;

     WHEREAS, AIG has indicated to the Company that it wishes to purchase from the Company additional Common Shares such that AIG will retain, following its exercise in full of its option pursuant to the Amended Option Agreement and the Proposed Offering (including any exercise of the Over-Allotment Option by the underwriters), its 24.336% ownership of the Company's outstanding Common Shares and the Company believes it is in the best interests of the Company for AIG to maintain its ownership level at such percentage;

     NOW, THEREFORE, the Company and AIG agree as follows:

     1. (a) Pursuant to Section 2(b) of the Amended Option Agreement, the Company hereby notifies AIG of its intention to file a registration statement with the U.S. Securities and Exchange Commission in connection with the Proposed Offering.

          (b) Pursuant to Section 2(b) of the Amended Option Agreement, AIG hereby notifies the Company that it intends to exercise in full its option to purchase Common Shares pursuant to Section 1(d)(ii)(A) of the Amended Option Agreement, such exercise to be effective at the time of, and contingent upon, the consummation of the Proposed Offering.

     2. (a) The Company hereby agrees that, contingent upon the consummation of the Proposed Offering, it shall sell, transfer, convey and deliver to AIG at the time of the


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delivery of the Firm Public Offering Shares pursuant to the Proposed Offering, and AIG agrees that at such time it shall purchase from the Company, 2,113,700 Common Shares (the "Firm AIG Shares"). The Company hereby further agrees that, contingent upon the consummation of the Proposed Offering and any exercise of the Over-Allotment Option by the underwriters in the underwriters' discretion in whole or in part, the Company shall sell, transfer, convey and deliver to AIG at the time of delivery of the Optional Public Offering Shares, and AIG agrees that at such time it shall purchase from the Company, up to 733,300 additional Common Shares (the "Optional AIG Shares"), the precise number of Optional AIG Shares to be so sold and purchased to be in the same proportion as the proportion to which the Over-Allotment Option is exercised (rounded down to the nearest round lot number of shares) in order that AIG maintain its current beneficial ownership of approximately 24.336% of the outstanding Common Shares of the Company. Furthermore, in the event the Company and the underwriters for the Proposed Offering agree between themselves to alter the number of Firm Public Offering Shares and/or Optional Public Offering Shares after the date hereof, the Company and AIG agree that the number of AIG Firm Shares and AIG Optional Shares shall be proportionately adjusted (each rounded down to the nearest round lot number of shares) in an amount that, after giving effect to the issuance of Common Shares pursuant to the option granted to AIG under the Amended Option Agreement and the purchase of Common Shares hereunder, AIG will own that number of whole Common Shares that results in it maintaining beneficial ownership of 24.336% of all of the then outstanding Common Shares of the Company.

     (b) All shares purchased by AIG hereunder shall be purchased in cash at the initial public offering price specified in the Proposed Offering.

     3. The Company represents and warrants to AIG that (i) upon the consummation of the transactions covered by this Agreement, AIG will receive good and valid

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title to the Common Shares sold pursuant to this Agreement free and clear of any lien, pledge or encumbrance of any kind, and (ii) the Common Shares sold pursuant to this Agreement constitute validly issued shares of the capital stock of the Company.

     4. (a) AIG acknowledges that (i) it is capable of evaluating the merits and risks of the acquisition of the Common Shares, (ii) it is acquiring the Common Shares for its own account, as principal, (iii) it is acquiring the Common Shares for investment and not with a view to the resale or distribution in a public offering of all or any part of such Common Shares, and (iv) it has not sought the advice of the Company with respect to the tax, accounting, legal or other regulatory or investment issues relating to the Common Shares hereunder and the consummation of the transactions contemplated by this Agreement and has relied only on the advice of its own legal counsel and other advisors.

     (b) Both the parties acknowledge and agree that the sale of the Common Shares offered hereby is not registered under U.S. Federal or state securities laws, and the Common Shares are being offered and sold in reliance upon the exemptions from registration provided by the no-action letters regarding Black Box Incorporated (publicly available June 26, 1990) and Squadron, Ellenoff, Pleasant and Lehrer (publicly available February 28, 1992), and applicable exemptions under state securities laws.

     5. The parties acknowledge and agree that all Common Shares purchased by AIG hereunder shall be "Registrable Shares" as defined in that certain Registration Rights Agreement, dated as of March 13, 1996, among the Company, AIG and the other rightholders specified therein.

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     6.   (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          (b) All representations, warranties and agreements contained herein or made in writing by or on behalf of AIG and the Company pursuant hereto shall survive the execution and delivery of this Agreement and the purchase and sale of the Common Shares hereunder.

          (c) This Agreement may be executed by the parties hereto in separate and several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above mentioned.


IPC HOLDINGS, LTD.

By: /s/ Dennis J. Higginbottom
    -----------------------------------
    Title: Vice President and Secretary


AMERICAN INTERNATIONAL GROUP, INC.

By: /s/ Edward E. Matthews
    -----------------------------------
    Title: Senior Vice Chairman




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